Exhibit 99.1

Contacts:
Investor Relations                                                                                                Trade Relations
Kathleen Makrakis                                                                                                Betty LaBaugh
Director of Investor Relations                                                                                                           Public Relations Manager
203-485-7534, ext. 1432                                                                                                603-594-8585,   ext. 3441
kmakrakis@presstek.com                                                                                                blabaugh@presstek.com

PRESSTEK APPOINTS JEFF JACOBSON CHAIRMAN OF THE BOARD
John Dreyer Elected as Lead Director

HUDSON, N.H., December 18, 2008 -- Presstek, Inc. (NASDAQ: PRST) the leading manufacturer and marketer of digital offset business solutions, today announced that Jeff Jacobson, currently President and CEO, will assume the additional role of Chairman of the Board of Directors, effective January 1, 2009.  Jacobson will replace John W. Dreyer, who has been elected as the Board’s Lead Director.  Mr. Dreyer has served as Chairman since June, 2006 having previously served as the Board’s Lead Director.

In commenting on Mr. Jacobson’s election as Chairman, Mr. Dreyer said “Jeff Jacobson has done a great job in continuing to lead the turnaround of Presstek.  Jeff’s election as Chairman is a reflection of the Board’s confidence in his leadership and its confidence in the future of the company.  Now that the transition to a new leadership team is complete, it is an appropriate time for me to step down as Chairman.”

 “John Dreyer has played an important leadership role during a critical period in Presstek’s history,” commented Mr. Jacobson. “John’s industry knowledge and experience has been invaluable to the company, and I look forward to John’s continuing role on Presstek’s Board as Lead Director.”

About Presstek
Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.